AMENDMENT NO. 4 TO RIGHTS AGREEMENT

This Amendment No. 4, dated February 11, 2008 (the “Amendment”), by and between Stamford Industrial Group, Inc. (formerly, Net Perceptions, Inc.) a Delaware corporation (the “Company”) with its principal executive offices at One Landmark Square, 21st Floor, Stamford, Connecticut 06901, and American Stock Transfer & Trust Company (the “Rights Agent”), a New York corporation with its principal executive offices at 59 Maiden Lane New York, New York 10038, amends the Rights Agreement, dated as June 1, 2001, between the Company and Wells Fargo Bank, N.A., as rights agent, as amended by Amendments No. 1, 2 and 3 on December 22, 2003, April 21, 2004 and September 22, 2006, respectively (as so amended, the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Company has experienced substantial operating losses in previous years, and under the Internal Revenue Code of 1986, as amended (the “Code”), and rules promulgated by the Internal Revenue Service, and the Company may “carry forward” its net operating losses (the “NOLs”) in certain circumstances to offset current and future earnings, and thus reduce its federal income tax liability (subject to certain requirements and restrictions);

WHEREAS, if the Company experiences an “Ownership Change,” as defined in Section 382 of the Code, its ability to use its NOLs could be substantially limited or lost altogether;

WHEREAS,  Pursuant to Section 27 of the Agreement, the Company and the Rights Agent may supplement or amend the Agreement in accordance with the provision of such Section 27; and

WHEREAS, the Company believes that its NOLs are a substantial asset of the Company and that it is in the best interest of the Company and its stockholders that the Company adopt an amendment to its Agreement pursuant to Section 27 thereof to provide for the protection of the Company’s NOLs on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3 of the Agreement, shall prior to the Distribution Date also be the holders of the Common Stock) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment.

2. Amendment of Section 1(a). Section 1(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) “Acquiring Person” shall mean any Person (other than (i) the Company, (ii)
any Subsidiary of the Company, (iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, and (v) any Exempt Person) who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 4.9% or more of the then outstanding Common Stock (other than as a result of a Qualified Offer); provided, however, that: (i) if, as of February 11, 2008, any Person is the Beneficial Owner of 4.9% or more of the outstanding Common Stock, such Person shall not be deemed to be an Acquiring Person unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of any additional Common Stock, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock are treated substantially equally, or (B) any other Person who is the Beneficial Owner of Common Stock thereafter becomes an Affiliate or Associate of such Person, provided that the foregoing exclusion shall cease to apply with respect to any Person at such time as such Person, together with all Affiliates and Associates of such Person, ceases to Beneficially Own 4.9% or more of the then outstanding Common Stock, and (ii) a Person will not be deemed to have become an Acquiring Person solely as a result of an acquisition of Common Stock by the Company which reduces the number of Common Stock outstanding unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of additional Common Stock, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock are treated substantially equally, or (B) any other Person who is the Beneficial Owner of Common Stock thereafter becomes an Affiliate or Associate of such Person. Notwithstanding the foregoing, if the Company’s Board of Directors determines that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it Beneficially Owned a percentage of Common Stock that would otherwise cause such Person to be an Acquiring Person or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement), and such Person divests as promptly as practicable (as determined by the Company’s Board of Directors) a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person” as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement unless and until such Person shall again become an Acquiring Person.

3. Amendment of Section 1(c). Section 1(c) of the Agreement is hereby amended by adding the following language after the phrase “Exchange Act” and before the “.”:

“, and to the extent not included within the foregoing clause of this Section 1(c), shall also include, with respect to any Person, any other Person (other than (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, and (v) any Exempt Person) whose Common Stock would be deemed constructively owned by such first Person pursuant to the provisions of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision or replacement provision, provided, however, that a Person will not be deemed to be the Affiliate or Associate of another Person solely because either or both Persons are or were directors of the Company.”.

4. Amendment of Section 1(d). Section 1(d) of the Agreement is hereby amended by adding the following sentence to the end of such Section 1(d):

“Notwithstanding anything in this definition of a Beneficial Owner to the contrary, to the extent not within the foregoing provisions of this Section 1(d), a Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” or have “beneficial ownership” of, securities which such Person (i) would be deemed to constructively own pursuant to Section 382 of the Code, or any successor provision or replacement provision; or (ii) would be deemed to have a direct or indirect economic or pecuniary interest, including, without limitation, interests or rights acquired through derivative, hedging or similar transactions relating to such securities with a counterparty, as determined by the Company’s Board of Directors in its sole and absolute discretion.

5. Amendment of Section 1(x). Section 1(x) of the Agreement is hereby amended and restated in its entirety as follows:

(x) “Rights Agent” shall mean American Stock Transfer & Trust Company, a Delaware corporation with its principal executive offices at 59 Maiden Lane New York, New York 10038

6. Amendment of Section 1. Section 1 of the Agreement is hereby amended by adding the following clauses following Section 1(ss):

(tt)
“Exempt Person” shall mean a Person whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of 4.9% or more of the then-outstanding Common Stock will not, as determined by the Company’s Board of Directors in its sole discretion, jeopardize or endanger the availability to the Company of its NOLs, provided, however, that such a Person will cease to be an “Exempt Person” if the Company’s Board of Directors makes a contrary determination with respect to the effect of such Person’s Beneficial Ownership (together with all Affiliates and Associates of such Person) upon the availability to the Company of its NOLs.

(uu)	“NOLs” shall mean the Company’s net operating loss carryforwards, to be used to offset its taxable income in the current year or future year or years.

7. Amendment to Section 7 (Exercise Rights; Purchase Price; Expiration Date of Rights). Section 7(a)(i) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“ the time at which the Company’s Board of Directors determines that the NOLs are fully utilized or no longer available under Section 382 of the Code (the “Final Expiration Date”),”

8. Amendment to Section 22 (Issuance of New Right Certificates). Section 22 of the Rights Agreement is hereby amended by adding the following language after the phrase “made in lieu of the issuance thereof” in the second sentence thereof and before the “.”:

“; and provided further, however, that no Right Certificates shall be issued if, and to the extent that the Company’s Board of Directors determines that the issuance of such Right Certificates could have a material adverse tax consequence to the Company or to the Person to whom or which such Right Certificates otherwise would be issued.”

9. Amendment to Section 29 (Determination and Actions by the Board of Directors, etc.). Section 29 of the Agreement is hereby amended by adding the following language after the phrase “Exchange Act” and before the “.” from the first sentence thereof:
  “or the provisions of Section 382 of the Code, or any successor provision or replacement provision, as applicable.”

10. Exhibit B and Exhibit C. Exhibit B (Form of Right Certificate) and Exhibit C (Summary of Rights to Purchase Preferred Stock) are hereby amended to the extent necessary to give effect to this Amendment.

11. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as amended hereby, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

12. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

STAMFORD INDUSTRIAL GROUP, INC.

By:	/s/ Jonathan LaBarre
Name: Jonathan LaBarre
Title: Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY
as Rights Agent

By:	/s/Herbert J. Lemmer
Name: Herbert J. Lemmer
Title: Vice President